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                                                                    EXHIBIT 23.3



                              ACCOUNTANTS' CONSENT



The Board of Directors
PICO Holdings, Inc.


We consent to the incorporation by reference in the Amendment No. 4 to Registration Statements (Nos. 333-36881 and 333-32045) on Forms S-8 of PICO Holdings, Inc. of our report dated March 17, 1998 relating to the consolidated statement of financial position of Global Equity Corporation as at December 31, 1997, and the related consolidated statements of operations, deficit and changes in financial position for the year then ended, which report appears in the annual report on Form 10-K/A of PICO Holdings, Inc. for the year ended December 31, 1998.



KPMG LLP
Chartered Accountants



Toronto, Canada
January 26, 2000



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